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                                                            EXHIBIT 99.B14(C)













                             THE GREEN CENTURY FUNDS
                      403(B)(7) CUSTODIAL ACCOUNT AGREEMENT










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                             THE GREEN CENTURY FUNDS
                      403(b)(7) CUSTODIAL ACCOUNT AGREEMENT


         This 403(b)(7) custodial account agreement is established between the Employee whose name appears on the Account Registration Form and the Custodian to provide for the Employee's retirement and for the support of his or her Beneficiaries after death. Amounts held in such Account will be invested in shares of mutual funds administered by Green Century Capital Management, Inc., in accordance with this Agreement and with applicable provisions of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code of 1986, as each may be amended. This Agreement is effective on the date on which the Custodian accepts the Account Registration Form and credits an initial Contribution to the Account of the Employee. The Custodian and the Employee, and if applicable, the Employer, hereby agree as follows:


                             ARTICLE I: DEFINITIONS

         ACCOUNT means the account established and maintained by the Custodian for the Employee pursuant to this Agreement.

         AGREEMENT means this custodial account agreement and the Account Registration Form completed by the Employee and, if applicable, the Employer.

         ACCOUNT REGISTRATION FORM means the form signed by the Employee, the Custodian, and, if applicable, the Employer, and by which the parties thereto adopt the provisions of this Agreement. Upon acceptance by the Custodian, the Account Registration Form shall be incorporated by reference into, and deemed to be a part of, this Agreement.

         AFTER-TAX CONTRIBUTION means a contribution made by the Employee to the Account, other than a Rollover, Transfer, or Salary Reduction Contribution. After-Tax Contributions may only be made pursuant to the terms of a Plan maintained by the Employer.

         BENEFICIARY means the person or persons (including a trust or estate) so designated in accordance with Section 9.1 of this Agreement.

         CODE means the Internal Revenue Code of 1986, as amended.

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         CONTRIBUTIONS shall mean Salary Reduction Contributions, Employer
Contributions, After-Tax Contributions, and Rollovers or Transfers to the
Account.

         CUSTODIAN means Investors Bank & Trust Company and any successor thereto designated in accordance with Section 10.3 of this Agreement.

         DISABILITY means the inability of the Employee to engage in any substantial gainful activity because of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration, determined in accordance with Section 72(m)(7) of the Code and any Regulations thereunder as amended from time to time.

         ELIGIBLE ROLLOVER DISTRIBUTION means, effective January 1, 1993, any distribution of all or any portion of the balance to the credit of an Employee's Account, except: (1) substantially equal periodic payments made over (a) the life of the Employee (or the joint lives of the Employee and the Employee's designated Beneficiary), (b) the life expectancy of the Employee (or the joint life and last survivor expectancy of the Employee and the Employee's designated Beneficiary), or (c) a specified period of ten or more years; (2) minimum required distributions; (3) the distribution of After-Tax Contributions; (4) corrective distributions of excess aggregate contributions as described in Regulation Section 1.401(m)-1(e)(3), plus the income attributed to these corrective distributions; (5) loans treated as distributions under Section 72(p) of the Code; (6) defaulted loans that are deemed distributions; (7) distributions on account of death to a non-spouse Beneficiary; and (8) distributions pursuant to a qualified domestic relations order to a non-spouse alternate payee.

         EMPLOYEE means the individual who is entitled to establish an Account by reason of his or her employment by an Employer, who has established an Account hereunder.

         EMPLOYER means the employer who is listed on the Account Registration Form that is: (1) an entity exempt from taxation under Section 501(a) of the Code by virtue of qualification under Section 501(c)(3) of the Code, or (2) a State, a political subdivision of a State, or an agency or instrumentality of either, provided the Employee performs services for an educational organization described in Section 170(b)(1)(A)(ii) of the Code.

         EMPLOYER CONTRIBUTION means any amount contributed by the Employer to the Account, pursuant to the terms of the Employer's


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Plan. Employer Contributions do not include Salary Reduction Contributions or
After-Tax Contributions. Employer Contributions may only be made pursuant to the terms of a Plan maintained by the Employer.

         ERISA means the Employee Retirement Income Security Act of 1974, as amended.

         INVESTMENT PROVIDER means Green Century Capital Management, Inc., or its successor or any affiliate.

         PLAN means the 403(b) plan or program, if any, established by the Employer.

         REGULATION means a Treasury regulation promulgated under the Code.

         ROLLOVER means a contribution to or distribution from the Account which satisfies the definition of an Eligible Rollover Distribution.

         SALARY REDUCTION CONTRIBUTION means the amount not included in the Employee's compensation pursuant to a written salary reduction agreement, which amount shall be and is transmitted by the Employer to the Custodian for contribution to the Employee's Account. An Employer must permit each Employee to make an annual contribution of more than $200 in accordance with a salary reduction agreement except an Employee who is any of the following: (1) a participant in an eligible deferred compensation plan pursuant to Code Section 457, a qualified cash or deferred arrangement pursuant to Code Section 401(k) or another Code Section 403(b) annuity contract or custodial account; (2) a nonresident alien described in Code Section 410(b)(3)(C); (3) a student performing services for an employer that is an educational institution; (4) an individual who normally works fewer than 20 hours per week; or (5) such other individual as may be excluded pursuant to Code Section 403(b)(12)(A)(ii) and the Regulations and other guidance issued thereunder.

         SHARES means shares of any mutual fund (as defined in Section 403(b)(7)(C) of the Code) for which the Investment Provider acts as administrator, and which is available for investment hereunder.

         TRANSFER means a transfer of assets between the Account and: (i) another custodial account described in Section 403(b)(7) of the Code, (ii) an annuity contract qualified under Section 403(b)(1) of the Code, or (iii) an individual retirement account or individual retirement


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annuity described in Section 408 of the Code (provided such assets are attributable solely to a rollover contribution from one or more such annuity contracts or custodial accounts).

               ARTICLE II: ESTABLISHMENT OF THE CUSTODIAL ACCOUNT

         2.1 GENERAL. In accordance with this Agreement, and pursuant to Section 403(b)(7) of the Code, the Custodian shall establish an Account to hold any Contributions made by or on behalf of the Employee and the Shares in which such Contributions are invested.


               ARTICLE III: CONTRIBUTIONS TO THE CUSTODIAL ACCOUNT

         3.1  LIMITATIONS ON CONTRIBUTIONS.


              (a) The amount of Salary Reduction Contributions credited to the Employee's Account in any calendar year shall not exceed the limit then in effect under Section 402(g) of the Code (the "402(g) Limit"). If the Employee determines that his or her Salary Reduction Contributions for a calendar year have exceeded the 402(g) Limit, the Employee may notify the Custodian, on or before March 1 of the following calendar year, that such excess deferrals have been made on his or her behalf (under this and any other arrangement subject to Section 402(g)). If such a notice is properly given, then, in accordance with the written directions of the Employee delivered with such notification, the Custodian shall distribute to the Employee, pursuant to Section 402(g)(2) of the Code and on or before the next following April 15, the amount of such excess Salary Reduction Contributions (and any income attributable thereto) allocated to this Account by the Employee.

              (b) Salary Reduction Contributions and Employer Contributions (and forfeitures, if applicable) which are credited to the Employee's Account in any taxable year of the Employee shall not exceed an amount equal to the lesser of:
(i) the amount permitted to be contributed in that year in accordance with the provisions of Section 415 of the Code (the "415 Limitation") or (ii) the Employee's Exclusion Allowance as determined in accordance with the provisions of Section 403(b)(2) of the Code, as modified by Section 415(l)(2) and 457(c)(2) thereof ("the Exclusion Allowance"), for that year. After-Tax Contributions to the Account are also subject to the 415 Limitation. If




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the Employee determines that his or her Salary Reduction Contributions, Employer
Contributions (and forfeitures, if applicable) and After-Tax Contributions made by or on behalf of the Employee in a taxable year of the Employee have exceed the foregoing limitations, the Employee may notify the Custodian in writing that such excess contributions have been made on his or her behalf and request a refund of such amount. If such a notice is properly given, then, as soon as practicable after the Custodian receives such notification and unless
Regulations or other guidelines prohibit such refunds, the Custodian shall redeem Shares held in the Account as necessary to obtain funds equal to the amount of the excess contribution and shall refund that amount to the Employer for the benefit of the Employee.

              (c) No Employer Contribution shall be made in respect of compensation in excess of the limitations imposed by Section 401(a)(17) of the Code.

              (d) Neither the Custodian nor the Investment Provider shall be responsible for or have any obligation: (i) to determine whether Salary Reduction Contributions, Employer Contributions or After-Tax Contributions by or on behalf of any Employee exceed the Employee's 402(g) Limit, 415 Limit, or Exclusion Allowance, (ii) to take any action with respect to any such excess contributions in the absence of appropriate instructions from the Employee; or
(iii) to resolve any issues relating to any tax consequences with respect to Contributions, earnings, or distributions.


         3.2 ROLLOVERS AND TRANSFERS TO AND FROM THE ACCOUNT. Upon the Employee's written request, the Custodian shall receive Rollovers and Transfers. The Custodian shall not accept any Rollover or Transfer unless it is made in cash (or its equivalent). The Custodian, upon written direction of the Employee, shall distribute the assets held under this Agreement as a Rollover or Transfer to a successor custodial account for the Employee's benefit. Neither the Custodian nor the Investment Provider assume any responsibility for tax consequences in accepting or making any such Rollover or Transfer. The Employee shall have the sole responsibility to ensure that any such Rollover or Transfer to or from the Account satisfies all requirements of the Code and any other applicable law.


         3.3 FORM OF CONTRIBUTIONS. All Contributions made under this Agreement shall be deposited in the form of cash (or its equivalent).




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         3.4 OTHER PROVISIONS. Any amounts received or transferred by the
Custodian under this Agreement shall be accompanied by such instructions, records and other documents as the Custodian deems necessary. No Contribution will be credited to the Account for any period after the termination of the Employee's employment with the Employer (including for this purpose any successor employer described in Section 403(b)(1)(A) of the Code that maintains the Account for the benefit of the Employee). Neither the Custodian nor the Investment Provider shall be obligated to determine the amount of any Contribution due or acceptable, or to collect any Contribution from the Employee or the Employer.


     ARTICLE IV: INVESTMENT OF AMOUNTS HELD IN THE CUSTODIAL ACCOUNT; VOTING

         4.1 IN GENERAL. Except as otherwise specifically provided herein, the Custodian shall invest the cash received by it for the Employee's Account in Shares and fractional portions thereof as directed by the Employee.


         4.2 INVESTMENT DIRECTION. The Employee shall direct the Custodian with respect to the investment of all amounts in his or her Account. Such investments shall be made in Shares, in such proportions and in such amounts as the Employee may direct from time to time by notice to the Custodian (in such form as may be acceptable to the Custodian). However, the Custodian or the Investment Provider may establish minimum amounts for any investment. The Custodian shall be responsible for the execution of all investment directions, and the Custodian shall maintain or cause to be maintained adequate records thereof. However, if any such orders are not received as required or, if received, are unclear or incomplete in the opinion of the Custodian, all or a portion of the assets of the Account may be held uninvested without liability for loss of income, interest or appreciation pending receipt of complete orders or clarification. Neither the Custodian nor the Investment Provider shall be liable for interest on temporary cash balances, if any, maintained in the Account.

         4.3 INVESTMENT EXCHANGES. The Employee may at any time direct the Custodian to exchange all or any portion of the Shares held in the Employee's Account for other Shares. Such direction may be provided in writing or in such other manner as may be acceptable to the Custodian.


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         4.4 REINVESTMENT. All cash dividends and capital gain distributions received on Shares held in the Account shall be reinvested in like Shares.


         4.5 OWNERSHIP OF SHARES. Any Account maintained in connection herewith shall be in the name of the Custodian for the benefit of the Employee. All Shares held in the Account shall be registered in the name of the Custodian or of a suitable nominee selected by the Custodian (and the same nominee may be used with respect to assets of other investors whether or not held under agreements similar to this one or in any capacity whatsoever).


         4.6 VOTING. The Custodian shall deliver, or cause to be executed and delivered, to the Employee all notices, prospectuses, financial statements, proxies and proxy soliciting materials relating to Shares held in the Account. The Custodian shall vote Shares in accordance with written instructions of the Employee which will be secured by the Custodian. No Shares shall be voted, and no other action shall be taken pursuant to such documents, except upon receipt of adequate written instructions from the Employee.


         4.7 RESPONSIBILITY FOR INVESTMENT. Neither the Custodian nor the Investment Provider, nor any other party providing services with respect to the Account, assumes any responsibility for rendering advice or questioning any direction with respect to the investment, reinvestment, retention or sale of Shares held in the Employee's Account, nor shall such party be liable for any loss which results from Employee's exercise of control over his or her Account. The Employee shall have and exercise exclusive responsibility for and control over the investment of the assets of his or her Account in accordance with the terms of this Agreement. Any direction by an Employee or Beneficiary hereunder regarding the purchase or exchange of Shares on behalf of the Account shall be deemed the acknowledgment of the Employee or Beneficiary that he or she has received and read the current prospectus relating to the Shares in which his or her Account is invested.


               ARTICLE V: DISTRIBUTIONS FROM THE CUSTODIAL ACCOUNT

         5.1 GENERAL. In accordance with the Employee's written instructions, the Custodian shall, from time to time, make

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distributions out of the Account to the Employee in the manner and amounts as may be specified by the Employee.

         Distribution of the assets of the Account shall (subject to Section 5.8 hereof) be made in accordance with the provisions of this Article V as the Employee (or the Employee's Beneficiary if the Employee is deceased) shall elect by written instructions to the Custodian; provided, however, that distributions be made in accordance with the following requirements and otherwise comply with Sections 403(b) and 401(a)(9) of the Code and any Regulations applicable thereto, including the incidental death benefit provisions of Proposed Regulations Section 1.401(a)(9)-2, the provisions of which are incorporated by reference.


         5.2 COMMENCEMENT OF DISTRIBUTIONS. The Employee (or the Employee's Beneficiary) may direct the Custodian in writing to distribute amounts held in the Employee's Account only upon the occurrence of one of the following circumstances:

              (a) the Employee has died;

              (b) the Employee has attained age 59 1/2;

              (c) the Employee has separated from service with the Employer;

              (d) the Employee meets the definition of Disability;

              (e) the Employee has encountered a "financial hardship" within the meaning of Section 403(b)(7)(A)(ii) of the Code, provided that the amount of the distribution pursuant to this clause does not exceed the lesser of the amount necessary to relieve the financial hardship or the total amount of the contributions made to the Account pursuant to a salary reduction agreement, exclusive of any earnings thereon; or

              (f) the Employee elects to withdraw excess Salary Reduction Contributions in accordance with the provisions of this Agreement.

         If the Employee is disabled, he or she may give notice to the Custodian of such Disability and request that up to the balance of the Account be distributed. The Custodian, with a reasonable time after submission of satisfactory proof of such Disability, shall order the distribution of the balance of the Account to the Employee or such portion as the Employee requested.


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         5.3 MINIMUM DISTRIBUTIONS. Notwithstanding the foregoing, distributions to the Employee must begin no later than the April 1 following the close of the calendar year in which the Employee attains age 70 1/2 or terminates employment, whichever is later. The amount to be distributed under this minimum distribution provision shall be determined in accordance with Proposed Regulations Section 1.401(a)(9)-2.



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         5.4 FORMS OF DISTRIBUTION. The Employee may elect, in a manner acceptable to the Custodian, to have his or her Account balance distributed in:

              (a) A single sum payment.

              (b) An annuity contract purchased from an insurance company of the Employee's choosing, the payments from which shall be made in equal or substantially equal monthly, quarterly, or annual payments over the life of the Employee or over the joint and last survivor lives of the Employee and his or her designated Beneficiary. The Custodian shall transfer to such insurance company all or a portion of the Employee's Account balance, as directed by the Employee, to accomplish such purpose. Upon such transfer, the Custodian shall have no continuing obligation with respect to distributions to the Employee under this Agreement.

              (c) Equal or substantially equal annual payments over a specified period that may not be longer than the Employee's life expectancy.

              (d) Equal or substantially equal annual payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Employee and his or her designated Beneficiary.

         In determining the installments specified in (c) and (d) above, the Employee (or his or her Beneficiary) shall ensure that the payment amounts will comply with the Code and Regulations promulgated thereunder with respect to required minimum payments in such cases. Neither the Custodian nor the Investment Provider shall have responsibility for such compliance, including the recalculation of life expectancy of the Employee and/or the Employee's spouse.


         5.5 DISTRIBUTIONS UPON DEATH. If the Employee dies before his or her entire interest is distributed to him or her, the entire remaining interest will be distributed as follows:

              (a) If the Employee dies on or after distribution is considered to have begun under applicable Regulations, the remaining interest shall be distributed to the Beneficiary at least as rapidly as under the method of distribution used to satisfy Section 401(a)(9)(A)(ii) of the Code and in effect as of the date of the Employee's death.

              (b) If the Employee dies before distribution of his or her interest is considered to have begun under applicable Regulations, the entire remaining interest will, at the election of the Employee or, if the


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Employee has not so elected, at the election of the Beneficiary or
Beneficiaries, either:

                   (i) be distributed by the December 31 of the year containing the fifth anniversary of the Employee's death; or

                   (ii) be distributed in equal or substantially equal payments over the life or life expectancy of the designated Beneficiary or Beneficiaries starting by December 31 of the year following the year of the Employee's death. If, however, the Beneficiary is the Employee's surviving spouse, then: (a) this distribution is not required to begin before December 31 of the year in which the Employee would have turned age 70 1/2; and (b) if the Employee's surviving spouse dies before distribution to him or her begins, this clause shall be applied as if the surviving spouse were the Employee.

              (c) If the Employee dies before his or her entire interest has been distributed, no additional Contributions may be accepted in the Account.


         5.6 JOINT AND SURVIVOR SPOUSAL ANNUITY. Notwithstanding any provision of this Agreement, including this Article V, to the contrary, distributions shall be made by purchase from an insurance company of an annuity contract that satisfies the requirements for a joint and survivor annuity or a qualified preretirement survivor annuity (as defined in ERISA) if the Employer provides written notice to the Custodian that amounts held in Accounts are (or were) maintained in connection with a Plan subject to Sections 205 and 206 of ERISA, and that such annuity distribution is required to satisfy the requirements of ERISA. Distribution shall be accomplished by the Custodian's transfer of the Employee's Account balance to an insurance company of the Employer's or Employee's choosing for the purchase of such annuity. Upon such transfer, the Custodian shall have no continuing obligation with respect to distributions to the Employee under this Agreement. Under no circumstances shall the Custodian be responsible for: (a) determining whether distributions must be made in the form of a qualified joint and survivor annuity or a qualified preretirement survivor annuity under the spousal survivor annuity requirements of ERISA; (b) ensuring that spousal consent has been properly received with respect to any distribution other than a qualified joint and survivor annuity; or (c) providing any notice, explanation, or form required to be provided in accordance with the survivor annuity provisions of the Code or ERISA.


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         5.7 LOANS. None of the assets in the Account by the Employee shall be pledged or otherwise used as security for a loan, or any loan or other extension of credit from the Account to the Employee.


         5.8 RESPONSIBILITY FOR DISTRIBUTIONS. The Custodian shall, from time to time, in accordance with instructions in writing from the Employee, made distributions out of the Account to the Employee in the manner and amounts as may be specified in such instructions. Notwithstanding any provision of this Article to the contrary, the Custodian assumes and shall have no responsibility to make any distribution to the Employee (or to the Employee's Beneficiary if the Employee is deceased) unless and until such written instructions specify the occasion for such distribution, the elected manner of distribution, and any other information that may be required. Prior to making any such distribution from the Account, the Custodian shall be furnished with any and all applications, certificates, tax waivers, signature guarantees, and other guarantees, and other documents (including proof of any legal representative's authority) deemed necessary or advisable by the Custodian, but the Custodian shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied such instructions are genuine, and assumes no duty of further inquiry.

         Neither the Custodian, the Investment Provider, nor any of their respective affiliates shall have any duty: (a) to ascertain whether a Rollover or a Transfer is properly made in accordance with applicable provisions of the Code or any Plan or other retirement arrangement; (b) to ascertain whether any distribution is sufficient for purposes of the rules described in this Article V; (c) to make distributions in the form of an annuity contract under this
Article V; (d) to confirm the existence of a Disability; (e) to pay any tax penalty or other damages resulting from any inadvertent failure by the Custodian to make a distribution under this Agreement; or (f) to determine the amount, character, or timing of any distribution to the Employee or any Beneficiary or any other person (in particular, whether and to what extent distribution is required under Section 401(a)(9) of the Code or whether distribution must be made in the form of a qualified joint and survivor annuity or a qualified preretirement survivor annuity under the spousal survivor annuity requirements of ERISA).

         Upon receipt of proper written instructions as required above, the Custodian shall cause the assets of the Account to be distributed in cash, as specified in such written order. If the Employee (or, following the Employee's death, the Employee's Beneficiary) fails to


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direct the Custodian to make distributions from the Account by the time that such distributions are required to begin in accordance with Section 5.3 hereof, the Custodian and the Investment Provider may assume that the Employee (or the Beneficiary) is meeting the minimum distribution requirements from another custodial account maintained by the Employee, and the Custodian and the Investment Provider shall be fully protected in so doing.


                    ARTICLE VI: LIABILITY AND INDEMNIFICATION

         6.1 FIDUCIARY OBLIGATIONS. The Custodian and the Investment Provider shall be agents for the Employee to perform the duties conferred on them, respectively, hereunder, as directed by the Employee. Neither the Custodian nor the Investment Provider shall be considered to be a fiduciary or plan administrator within the meaning of applicable provisions of the Code or ERISA, or any other law or regulation. If the Account holds assets of a plan subject to ERISA, the named fiduciary of such plan, for purposes of Section 402(a)(1) of ERISA, shall be the Employer or such other person or entity who is identified as such in, or pursuant to a procedure in, a separate plan document, provided that in no event shall the Custodian or the Investment Provider be considered such named fiduciary. The Employer (or such other named fiduciary) shall have the responsibility of ensuring that such plan complies with the applicable requirements of ERISA and the Custodian and the Investment Provider shall have no responsibility with respect to such matters. If the Account holds assets of a plan not subject to ERISA, the named fiduciary of such plan shall be the individual Employee who establishes this Agreement with the Custodian.

         Neither the Custodian nor the Investment Provider shall be responsible for the collection of Contributions, the deductibility of any Contribution or the propriety of or the amount or timing or tax treatment of any Contributions under this Agreement or the purpose or propriety or tax treatment of any distribution ordered in accordance with this Agreement. Neither the Custodian nor the Investment Provider shall be liable or otherwise responsible for any loss that results from any action or omission of the Custodian in connection with its interpretation and application of this Agreement and the matters related to it, if such action or omission is reasonable under the circumstances. Neither the Custodian nor the Investment Provider assumes or has any duty of inquiry about any matter arising under this Agreement.


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         6.2 INDEMNIFICATION BY THE EMPLOYEE. The Employee hereby agrees to indemnify and hold harmless the Custodian and the Investment Provider and their respective affiliates, agents, employees, successors and assigns from and against any and all liability, claims, loss, damages, costs or expenses (including reasonable attorneys' fees and amounts paid in settlement) which may be incurred or paid out by reason of any alleged or actual act, or failure to act, on the part of the Employee, the Employer, or any other person.

         The requirement to provide such indemnification shall survive the termination of this Agreement. Except as required by law, neither the Custodian nor the Investment Provider shall be obligated or expected to commence or to defend a legal action or proceeding in connection with this Agreement, unless the Custodian and/or the Investment Provider and the Employee agree that the Custodian and/or the Investment Provider will defend a given legal action and the Custodian and/or the Investment Provider is fully indemnified for so doing to its satisfaction.

         6.3 INDEMNIFICATION BY THE EMPLOYER. The Employer hereby agrees to indemnify and hold harmless the Custodian and the Investment Provider and their respective affiliates, agents, employees, successors and assigns from and against any and all claims, loss, damages, costs or expenses (including reasonable attorneys' fees and amounts paid in settlement) which may be incurred or paid out by reason of any alleged or actual act, or failure to act, on the part of the Employer, the Employee, or any other person.

         The requirement to provide such indemnification shall survive the termination of this Agreement. Except as required by law, neither the Custodian nor the Investment Provider shall be obligated or expected to commence or to defend a legal action or proceeding in connection with this Agreement, unless the Custodian and/or the Investment Provider and the Employer agree that the Custodian and/or the Investment Provider will defend a given legal action and the Custodian and/or the Investment Provider is fully indemnified for so doing to its satisfaction.


         6.4 RELIANCE. Whenever the Employee or, if applicable, the Employer is responsible for any direction, notice, warranty, representation, or instruction under this Agreement, the Custodian shall be entitled to assume the truth of any statement made, or believed to have been made, by the Employee or, if applicable, the


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Employer, and the Custodian shall be under no duty of further inquiry and shall have no liability with respect to any action taken in reliance upon the truth of such statement.

         6.5 RESPONSIBILITIES AMONG THE PARTIES. The Custodian and Investment Provider shall each be responsible solely for performance of those duties expressly assigned to it in this Agreement, and neither assumes any responsibility or liability with respect to the duties, acts or omissions of the other, or of the Employer, the Employee or any other party hereunder or by operation of law. If for any reason the responsibilities assigned to the Employer hereunder are not discharged by the Employer or assumed by any other employer, then such responsibilities shall belong to the Employee (and not the Custodian or Investment Provider).


                        ARTICLE VII: RECORDS AND REPORTS

         7.1 GENERAL. The Custodian and the Investment Provider shall keep or cause to be kept adequate records of the transactions they are required to perform hereunder. In addition to any reports required by the Code or the Regulations thereunder, the Custodian shall cause to be mailed to the Employee in respect of each tax year a statement showing the Account as of the end of such year. If, within sixty (60) days after such mailing, the Employee has not given the Custodian or the Investment Provider written notice of any exception or objection thereto, the annual accounting shall be deemed to have been approved, and in such case, or upon the written approval of the Employee, the Custodian and the Investment Provider shall be released, relieved and discharged with respect to all matters and statements set forth in such accounting as though the account had been settled by judgment or decree of a court of competent jurisdiction.


                         ARTICLE VIII: TAXES, FEES, ETC.

         8.1 GENERAL. The custodial fee currently in effect is an annual maintenance fee of $10 per account. The Employee may pay the first annual maintenance fee at the time of delivery of the Account Registration Form to the Custodian, by forwarding a separate check for $10, made payable to Green Century Funds. In subsequent years, the annual maintenance fee may be paid by forwarding a check to the Custodian when notified of the payment option. If payment is not forwarded by December 20 of each year, Green Century Funds will obtain payment directly from the Account by redeeming a sufficient number of Shares held in the Account. The Custodian may substitute a different fee schedule at any time upon thirty (30) days' notice in writing to the Employee.

         Any income taxes or other taxes of any kind that may be levied or assessed against the assets of the Account, or the income arising therefrom, any transfer taxes incurred, any expenses incurred by the Custodian in the performance of its duties including fees for legal services rendered to the Custodian, and expenses as set forth in the applicable prospectus may be similarly paid from the assets of the Account and shall not be an obligation of the Custodian. The Custodian and the Investment Provider shall be empowered to take any action necessary to effectuate the provisions of this paragraph and shall have no liability to the Employee therefor.


                      ARTICLE IX: MISCELLANEOUS PROVISIONS

         9.1 BENEFICIARY DESIGNATION. The Employee shall have the right by written notice to the Custodian to designate (or to change) one or more Beneficiaries to receive any amount remaining in the Account in the event of his or her death prior to the complete distribution of all assets in the Account. Upon the Employee's death, the Employee's Beneficiary shall have the same rights and responsibilities as the Employee had during his or her life with respect to the Account. Any such designation (or change of designation) of Beneficiary may be on the Account Registration Form or on a written instrument acceptable to the Custodian, signed by the Employee and filed with the Custodian. Any designation or change of designation shall be effective upon receipt by the Custodian. Any change of designation received by the Custodian will revoke all prior designations previously filed with the Custodian. If no such designation is in effect on a Employee's death, or if all designated Beneficiaries have predeceased the Employee, the Employee's surviving spouse, or if he or she has no surviving spouse, his or her estate shall be deemed to be the Beneficiary.


         9.2 COURT ORDERS. The Custodian shall be fully protected, and shall have no liability or responsibility with respect to any action or omission: (a) in reliance on the terms of any order of a court or governmental agency (including a domestic relations order or qualified domestic relations order) believed by the Custodian to be genuine and properly given; or (b) in reliance on its belief that any such order either is not genuine or was not properly given.


         9.3 EXCLUSIVE BENEFIT. At no time shall it be possible for any part of the assets of the Account to be used for, or diverted to, purposes other than for the exclusive benefit of the Employee or the Employee's Beneficiaries except as specifically provided in this Agreement.


         9.4 ALIENATION OR ASSIGNMENT. Except as provided in Sections 8.1 and
9.2 hereof, amounts in the Account and the benefits provided hereunder shall be non-forfeitable and shall not be subject to alienation assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.


         9.5 TAX TREATMENT. The Custodian and Investment Provider have no responsibility with respect to the tax treatment of Accounts and amounts contributed to, earned thereon, and distributed therefrom, and shall have no responsibility with regard to the initial or continued tax-favored treatment of the Account under Section 403(b)(7) of the Code.


                          ARTICLE X: GENERAL PROVISIONS

         10.1 AMENDMENT. The Employee and Employer hereby delegate to the Custodian the power to amend at any time and from time to time the terms and provisions of this Agreement and hereby consent to all such amendments, provided that an amendment is not contrary to any applicable provision of the Code, ERISA or any other applicable law. Any such amendments shall be effective when the notice of such amendments is mailed to the addresses of the Employee and the Employer indicated by the Custodian's records.


         10.2 TERMINATION. This Agreement shall terminate and be of no further force or effect (except for Sections 6.2 and 6.3 which shall survive such termination of the Account and this Agreement) coincident with the complete distribution of the assets of the Account, and the Custodian shall have no further duties or responsibilities with respect to the Account after its termination.

         10.3 RESIGNATION OR REMOVAL OF THE CUSTODIAN. The Custodian may resign at any time upon ninety (90) days' written notice to the Employee and may be removed by the Employee at any time upon ninety (90) days' written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor Custodian shall be appointed by the Employee within ninety (90) days of such resignation or removal and in the absence of such appointment, the Custodian may designate a successor unless this Agreement is sooner terminated. Any successor custodian shall be a bank (as defined in Section 408(n) of the Code) or another person found qualified to act as a custodian by the Secretary of the Treasury, or his or her delegate, in accordance with applicable provisions of the Code and Regulations. The appointment of a successor custodian shall be effective upon receipt by Custodian of such successor's written acceptance which shall be submitted to the Custodian and to the Employee. The successor custodian shall be subject to the provisions of this Agreement (or any successor thereto) on the effective date of its appointment. The Custodian shall not be responsible or liable for any acts or omissions of any successor custodian. On the effective date of its resignation, the Custodian shall transfer to the designated successor custodian the assets and records (or copies thereof) of the Account; provided, however, that the Custodian may retain whatever assets it deems necessary for payment of its fees, costs, expenses, compensation, and any other liabilities which constitute a charge on or against the assets of the Account or on or against the Custodian.


         10.4 NOTICES. Any notice herein required or permitted to be given to the Custodian shall be sufficiently given if mailed to the Custodian by first class mail to the Green Century Funds, care of Investors Bank & Trust Company, P.O. Box 9130, Boston, MA 02117-9130, or to such other address as the Custodian shall provide the Employee from time to time in writing, stating that such other address shall be used for purposes of this Agreement. Any notice herein required or permitted to be given to the Employee shall be sufficiently given if mailed to the Employee at the Employee's address appearing on the Account Registration Form, or at such other address as the Employee shall have provided the Custodian from time to time in writing, which writing shall state that such other address is to be used for purposes of this Agreement.


         10.5 GOVERNING LAW. When accepted by the Custodian, this Agreement is accepted in and shall be construed and administered in accordance with ERISA and, to the extent not preempted by federal law or ERISA is inapplicable, the laws of the state where the principal offices of the Custodian are located. Any action involving the Custodian brought by any other party must be brought in a state or federal court in such state.


         10.6 CONSTRUCTION. Wherever used in the Agreement, the masculine gender shall include the feminine gender, and singular shall include the plural, unless the context indicated otherwise. If any provision hereof is subject to more than one interpretation or any term used herein is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with Section 403(b) of the Code and Regulations, rulings, or other interpretations thereunder. However, the Custodian shall not be responsible for whether or not such intentions are achieved through use of this Agreement, and Employee is referred to Employee's attorney for any such assurances.


         10.7 LEGAL ADVICE. Employee and, if applicable, Employer should seek advice from their respective counsel regarding the legal consequences (including but not limited to federal and state tax matters) of entering into this Agreement, contributing to the Account, and ordering Custodian to make distributions from the Account. Employee and Employer acknowledge that all such matters are the responsibility of the Employee and, if applicable, the Employer, and that Custodian is prohibited by law from rendering such advice.


         10.8 DISCLOSURE. The Employee acknowledges that he or she has received and read the Agreement. The Employee further acknowledges that he or she has received and read the current prospectus relating to the Shares in which his or her Account is invested. The Employee represents under penalties of perjury that his or her Social Security number (or other Taxpayer Identification Number) as stated in the Account Registration Form is correct.


         10.9 PLAN CONTROLS. If the Employer maintains a Plan and is making contributions to the Account pursuant to such Plan, the provisions of the Employer's Plan will supersede the applicable provisions of this Agreement to the extent any provisions of that Plan are inconsistent or conflict with this Agreement, provided: (a) the Employer has notified the Custodian in writing of such provisions, (b) the Employer agrees to direct the Custodian with respect to such provisions; (c) such provisions are not contrary to Section 403(b) of the Code, as amended, or any of the Regulations thereunder or applicable thereto; and (d) such provisions do not impose any additional duties or responsibilities upon the Custodian or the Investment Provider without their prior written consent.